Exhibit 5.15

[Letterhead of Jaffe, Raitt, Heuer & Weiss, PC]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Re:	Exchange Offer of Laidlaw International, Inc. (“Laidlaw”) $406,000,000 10 3/4% Senior Notes Due 2011 — Emcare of Michigan, Inc. and Paramed, Inc., Guarantors

Ladies and Gentlemen:

     We are acting as special local counsel in the State of Michigan to Emcare of Michigan, Inc. (“Emcare”) and Paramed, Inc. (“Paramed”), each a Michigan corporation (Emcare and Paramed are collectively referred to herein as the “Guarantors”), in connection with a registration statement on Form S-4 (the registration statement on Form S-4, including any amendments and supplements thereto, is referred to herein as the “Registration Statement”) as filed with the Securities and Exchanges Commission on January 29, 2004 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and exchange (the “Exchange Offer”) of up to $406,000,000 aggregate principal amount of 10 3/4% Senior Notes Due 2011 of Laidlaw (the “Exchange Notes”), to be registered under the Securities Act for an equal principal amount of Laidlaw’s outstanding 10 3/4% Senior Notes Due 2011 (the “Outstanding Notes”). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated June 3, 2003 by and among Laidlaw, the Guarantors, Deutsche Bank Trust Company Americas, as Trustee, and certain other guarantors thereunder (as amended by the First Supplemental Indenture dated as of June 18, 2003, the “Indenture”). Pursuant to the terms of the Indenture, the Outstanding Notes are guaranteed by the Guarantors pursuant to that certain Guaranty executed and delivered by Emcare (the “Original Emcare Guaranty”) and that certain Guaranty executed and delivered by Paramed (the “Original Paramed Guaranty”), each of which were executed and delivered in connection with the initial purchase of the Outstanding Notes. The Original Emcare Guaranty and the Original Paramed Guaranty are collectively referred to herein as the “Original Guaranties.”

Laidlaw International, Inc.
Jones Day

     Pursuant to the terms of the Indenture, the Exchange Notes will, upon effectiveness of the Registration Statement and execution by Laidlaw of the Exchange Notes pursuant to the Exchange Offer, be guaranteed by a new guaranty executed and delivered by Emcare (the “Emcare Exchange Guaranty”) and by a new guaranty executed and delivered by Paramed (the “Paramed Exchange Guaranty”). The Emcare Exchange Guaranty and the Paramed Exchange Guaranty are referred to herein as the “Exchange Guaranties.”

     In connection with our representation of the Guarantors, we have reviewed executed copies of the transaction and registration documents listed on the attached Schedule I (the “Guarantor Documents”), the documents and instruments on the attached Schedule II (the “Organizational Documents”), and an Officer’s Certificate of each Guarantor (the “Officer’s Certificates”).

     In rendering our opinion, we have assumed, without independent verification or investigation: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies (ii) that the Emcare Articles and the Paramed Articles (as such terms are defined in Schedule II hereof) have not been amended or modified since January 8, 2004, and remain in full force and effect; (iii) that the parties to the Guarantor Documents (other than the Guarantors) had and have all necessary power and authority to execute, deliver, accept and perform their respective obligations under the Guarantor Documents; (iv) that all necessary action has been taken by all parties to the Guarantor Documents (other than the Guarantors) so as to cause each of them to be bound by the Guarantor Documents under the terms of their respective governing documents and the laws of their respective jurisdictions of formation; (v) that each of the Guarantor Documents constitutes the legally valid and binding obligations of the parties to the Guarantor Documents, enforceable against such parties in accordance with their respective terms; (vi) that all material factual matters, including without limitation, representations and warranties, contained in the Guarantor Documents and Officer’s Certificates are true and correct as set forth therein and that there are no other inconsistent agreements or understandings, written or oral, which exist between the parties relating to the matters addressed herein, (vii) that all of the outstanding shares of each Guarantor are owned, directly or indirectly, by Laidlaw, and (viii) that the Exchange Guaranties will be substantially identical to the Original Guaranties.

     Our review has been limited to examining the Guarantor Documents, Organizational Documents, Officer’s Certificates and applicable Michigan law. To the extent that any opinion in this letter relates to or is dependent upon factual information, or is expressed in terms of our knowledge or awareness, we have relied exclusively on the assumptions stated above, and we have not undertaken to independently verify any such facts or information. In this regard, our knowledge is limited to the conscious awareness of facts or other information by (i) the attorney executing this opinion on behalf of our firm, (ii) any attorney in our firm who has been actively involved in (a) negotiating the terms and conditions of the Guarantor Documents, (b) drafting the Guarantor Documents, or (c) preparing this opinion; and (iii) the attorney in our firm who is primarily responsible for providing the response for a particular issue or confirmation addressed

Laidlaw International, Inc.
Jones Day

in this opinion. We have further assumed that any other document delivered in connection with the transactions contemplated by the Purchase Agreement other than the Guarantor Documents do not affect the opinions rendered herein.

     Based solely upon the foregoing and subject to the limitation and qualifications set forth below, we are of the opinion that, under Michigan law:

     (1) Each of the Guarantors is validly existing and in good standing as a corporation under the laws of the State of Michigan.

     (2) As of the date of the Indenture, each Guarantor had all necessary power and corporate authority to enter into, and as of the date hereof, each Guarantor has all necessary corporate power and corporate authority to perform their respective obligations under, the Indenture.

     (3) The execution, delivery and performance by each Guarantor of the Indenture has been authorized by all necessary action of each Guarantor.

     (4) When the Registration Statement has become effective under the Securities Act and the Exchange Guaranties are delivered in accordance with the terms of the Exchange Offer:

a.	The Emcare Exchange Guarantee will be duly authorized, executed, issued and delivered by Emcare; and

b.	The Paramed Exchange Guarantee will be duly authorized, executed, issued and delivered by Paramed.

     Our opinions set forth above are subject to the following qualifications:

     (i) Our opinions are limited to the laws of the State of Michigan.

     (ii) Our opinions are limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws of general application affecting the rights of creditors.

     In addition to the qualifications set forth above, we express no opinion as to the validity, binding effect or enforceability of the Guarantor Documents.

     The opinions expressed in this letter are based upon the law in effect in the State of Michigan on the date hereof. We take no responsibility for updating the opinions expressed herein or for taking into account any event, action, interpretation, change of law or similar item which may occur after the date hereof.

Laidlaw International, Inc.
Jones Day

     This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JAFFE, RAITT, HEUER & WEISS
Professional Corporation

SCHEDULE I
GUARANTOR DOCUMENTS

1.	Indenture dated as of June 3, 2003 among Laidlaw Investments Ltd., the guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, executed by Guarantors

2.	The Registration Statement on Form S-4 relating to the Exchange Offer, filed with the Securities Exchange Commission on the date hereof

3.	The Original Emcare Guarantee executed and delivered by Emcare in connection with the issuance of the Outstanding Notes

4.	The Original Paramed Guarantee executed and delivered by Paramed in connection with the issuance of the Outstanding Notes

5.	First Supplemental Indenture, dated as of June 18, 2003, among Laidlaw Investments, Ltd., the Guarantors, the additional guarantors named therein, and Deutsche Bank Trust Company Americas

SCHEDULE II
ORGANIZATIONAL DOCUMENTS

1.	Articles of Incorporation of Emcare certified as a true copy by the Director of the Bureau of Commercial Services, Michigan Department of Consumer and Industry Services on January 8, 2004 (“Emcare Articles”).

2.	Certificate of Good Standing for Emcare from the Bureau of Commercial Services, Michigan Department of Consumer and Industry Services dated January 8, 2004.

3.	Emcare of Michigan, Inc. Officer’s Certificate.

4.	Articles of Incorporation of Paramed certified as a true copy by the Director of the Bureau of Commercial Services, Michigan Department of Consumer and Industry Services on January 8, 2004 (“Paramed Articles”).

5.	Certificate of Good Standing for Paramed from the Bureau of Commercial Services, Michigan Department of Consumer and Industry Services dated January 8, 2004.

6.	Paramed, Inc. Officer’s Certificate.